Exhibit 99.1

Emclaire Financial Corp. Announces Appointment of William C. Marsh as Chairman of the Board, President and CEO

EMLENTON, Pa.--(BUSINESS WIRE)--December 11, 2008--The Board of Directors of Emclaire Financial Corp. (OTCBB: EMCF), the parent holding company of The Farmers National Bank of Emlenton, announced that William C. Marsh has been named Chairman of the Board, President and Chief Executive Officer of the Corporation effective January 1, 2009. As of that date, Mr. Marsh will also become Chairman of the Bank’s board of directors in addition to his current role as President and Chief Executive Officer of the Bank.

This appointment comes upon the retirement of long-standing Chairman, President and Chief Executive Officer, David L. Cox, who plans to retire from full time employment with the Corporation and the Bank at the end of this year. Mr. Cox will stay on the Board of Directors of both entities as Vice Chairman and will continue part-time employment with the Bank to ensure the continued smooth transition of leadership. In his new role, Mr. Cox will also pursue business development and community involvement initiatives on behalf of the Corporation and the Bank.

Mr. Marsh has served as President and Chief Executive Officer of the Bank since July 2007 and as Chief Financial Officer and Treasurer of the Corporation and the Bank since June 2006. Prior to this, Mr. Marsh served in similar finance executive positions with publicly traded community banks in western Pennsylvania and Maryland, and served as a manager in the financial service audit practice of KPMG, LLP in Pittsburgh, PA. Marsh is a 1988 graduate of Clarion University of Pennsylvania and a certified public accountant licensed in Pennsylvania.

Mr. Cox joined The Farmers National Bank of Emlenton in 1973 and began his career as a teller and loan officer in the Bank’s Emlenton office. Mr. Cox was named Chairman of the Board, President and Chief Executive Officer in 1996. Mr. Cox’s tenure with the Corporation and the Bank has been marked by significant expansion from one location and $10 million in assets in 1973 to twelve locations and over $360 million in assets today. “Farmers National Bank has seen profitable expansion throughout its history and my time here,” noted Mr. Cox. “I have a great deal of confidence in our management team and staff and am certain that we will continue to grow and expand our market presence during this time of transition and beyond. I look forward to my continued role with both the Corporation and the Bank.”

In addition to these changes, the Board of Directors announced the appointment of Amanda L. Engles, the Vice President and Controller of the Bank, to the additional role of Treasurer and Principal Accounting Officer of the Corporation. Further, Edward A. Andrulonis, currently the Senior Vice President – Operations for the Bank, was named Senior Vice President – Chief Operating Officer of the Bank.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating twelve full service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer Counties, Pennsylvania. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

Forward-looking Statements

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT:
Emclaire Financial Corp.
David L. Cox, 724-867-2311
Chairman of the Board, President and
Chief Executive Officer